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                                                                      EXHIBIT 8


                       [Letterhead of Cooley Godward LLP]



September 14, 1998

American Coin Merchandising, Inc.
5660 Central Avenue
Boulder, Colorado  80301

Ladies and Gentlemen:

We have acted as counsel for American Coin Merchandising, Inc. (the "Company"), in connection with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended, of the Registration Statement on Form S-3, Registration No. 333-60267 (as amended, the "Registration Statement"). The Registration Statement relates to, among other things, (i) the offering and sale of up to 1,955,000 Cumulative Trust Preferred Securities (the "Trust Preferred Securities") of American Merchandising Trust I, a Delaware statutory business trust (the "Trust"), (ii) certain Junior Subordinated Debentures to be issued by the Company to the Trust in connection with the issuance of the Trust Preferred Securities, and (iii) a Guarantee Agreement to be made by Company in favor of Wilmington Trust Company (the "Trustee"), for the benefit of the holders of the Trust Preferred Securities (the "Guarantee").

At your request, we have reviewed the discussion entitled "Material Federal Income Tax Consequences" contained in the Registration Statement and are of the opinion that, subject to the qualifications and limitations contained therein, such information fairly presents the current United States federal income tax law applicable to the Trust and the material United States federal tax consequences to a United States person of the purchase, ownership and disposition of the Trust Preferred Securities and insofar as it relates to statements of law or legal conclusions is correct in all material respects.

We consent to the reference to our firm under the caption "Material Federal Income Tax Consequences" and to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

Cooley Godward LLP

/s/ Webb B. Morrow III

Webb B. Morrow III